Filed pursuant to Rule 433

November 15, 2012

Relating to

Preliminary Prospectus Supplement dated November 15, 2012 to

Prospectus dated March 1, 2012

Registration Statement No. 333-179835-01

Florida Power Corporation

d/b/a Progress Energy Florida, Inc.

First Mortgage Bonds,

$250,000,000 0.65% Series due 2015

$400,000,000 3.85% Series due 2042

Pricing Term Sheet

Issuer:	Florida Power Corporation d/b/a Progress Energy Florida, Inc.

Trade Date:	November 15, 2012

Settlement Date:	November 20, 2012; T + 3

Interest Payment Dates:	May 15 and November 15, beginning on May 15, 2013

Ratings (Moody’s/S&P/Fitch) *:	A2 (stable) / A (negative)/ A (negative)	A2 (stable) / A (negative)/ A (negative)

Security Description:	First Mortgage Bonds, 0.65% Series due 2015	First Mortgage Bonds, 3.85% Series due 2042

Principal Amount:	$250,000,000	$400,000,000

Maturity Date:	November 15, 2015	November 15, 2042

Price to Public:	99.911% per Bond	99.683% per Bond

Coupon:	0.65%	3.85%

Benchmark Treasury:	0.375% due November 15, 2015	2.75% due August 15, 2042

Benchmark Treasury Yield:	0.330%	2.718%

Spread to Benchmark Treasury:	+35 bps	+115 bps

Yield to Maturity:	0.680%	3.868%

Redemption Provisions/ Make-Whole Call:	Redeemable at the Treasury Rate + 5 bps.	At any time before six months prior to maturity, redeemable at the Treasury Rate + 20 bps. At any time on or after six months prior to maturity, redeemable at par.

CUSIP / ISIN:	341099 CQ0 / US341099CQ08	341099 CR8 / US341099CR80

Joint Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC RBC Capital Markets, LLC

Co-Managers:	BNY Mellon Capital Markets, LLC Fifth Third Securities, Inc. PNC Capital Markets LLC Santander Investment Securities Inc. SunTrust Robinson Humphrey, Inc.

*	Security ratings are not recommendations to buy, sell or hold securities. The ratings are subject to change or withdrawal at any time by the respective credit rating agencies.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll free at (866) 471-2526, J.P. Morgan Securities LLC collect at (212) 834-4533, Morgan Stanley & Co. LLC at (866) 718-1649 or RBC Capital Markets, LLC toll-free at (866) 375-6829.

2